Exhibit 12.1

Oglethorpe Power Corporation

Computation of Ratio of Earnings to Fixed Charges,

Equity Ratio and Margins for Interest Ratio

	Year ended December 31,
	2013	2012	2011	2010	2009
Computation of Ratio of Earnings to Fixed Charges:
Net margin	$41,480	$39,320	$37,737	$33,733	$26,390
Less: income from equity investees	(1,675)	(1,576)	(1,656)	(1,657)	(1,508)
Adjusted net margin	39,805	37,744	36,081	32,076	24,882

Interest expense	313,491	307,482	296,138	266,641	240,743
Less: interest capitalized during period	(95,886)	(83,892)	(72,692)	(41,593)	(19,345)
Amortization of deferred debt expense	15,872	20,410	20,901	24,119	19,062
Interest portion of rental expense	2,599	2,649	2,658	2,683	2,671
Earnings	$275,881	$284,393	$283,086	$283,926	$268,013

Interest expense	313,491	307,482	296,138	266,641	240,743
Amortization of deferred debt expense	15,872	20,410	20,901	24,119	19,062
Interest portion of rental expense	2,599	2,649	2,658	2,683	2,671
Fixed Charges	$331,962	$330,541	$319,697	$293,443	$262,476

Ratio of Earnings to Fixed Charges	0.83 (1)	0.86 (2)	0.89 (3)	0.97 (4)	1.02

Computation of Equity Ratio:
Patronage capital	$714,489	$673,009	$633,689	$595,952	$562,219

Total capitalization	$7,668,568	$6,608,377	$6,476,061	$5,555,471	$5,064,533
Long-term debt and capital leases due within one year	152,153	168,393	172,818	170,947	119,241
	$7,820,721	$6,776,770	$6,648,879	$5,726,418	$5,183,774

Equity Ratio	9.1%	9.9%	9.5%	10.4%	10.8%

Computation of Margins for Interest Ratio:
Adjusted net margin	$39,805	$37,744	$36,081	$32,076	$24,882
Interest for debt secured under the first mortgage indenture	284,323	269,597	257,719	229,116	207,348
	$324,128	$307,341	$293,800	$261,192	$232,230

Margins for Interest Ratio	1.14	1.14	1.14	1.14	1.12

(1)           The dollar amount for the deficiency for the fiscal year ended December 31, 2013 is $56,081,000.

(2)           The dollar amount for the deficiency for the fiscal year ended December 31, 2012 is $46,148,000.

(3)           The dollar amount for the deficiency for the fiscal year ended December 31, 2011 is $36,611,000.

(4)           The dollar amount for the deficiency for the fiscal year ended December 31, 2010 is $9,517,000.